------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |   iDine Rewards Network Inc. (IRN)              |      to Issuer (Check all applicable)
   Samstock, L.L.C.                      |   (f/k/a Transmedia Network Inc.)               |           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |                         |     -----
   Two North Riverside Plaza, Suite 600  |   (Voluntary)         |     April 2002          |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        |    Form Filed by One Reporting Person
   Chicago      Illinois     60606       |                       |                         | --
-----------------------------------------|-------------------------------------------------| X  Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock (1)                      | 4/10/02      |   X   |       | 286,297|   A  | $6.00    |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock (1)                      | 4/10/02      |   X   |       | 286,297|   A  | $7.00    |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock (1)                      | 4/10/02      |   X   |       | 286,298|   A  | $8.00    |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Common Stock (1)                      | 4/10/02      |   S   |       | 638,717|   D  | $9.413   |  2,543,127  |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
----------------------------------------------------------------------------------------------------------------------------------


(1) Reflects the issuance of 220,175 shares of common stock pursuant to a cashless net issue exercise of in-the-money warrants pursuant to their terms.


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
FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants to Purchase    | $6.00       | 4/10/02  |   X   |    |        | 286,297 | Immed.| 3/3/   | Common | 286,297   |
Common Stock (Right     |             |          |       |    |        |         |       | 2003   | Stock  |           |
to Buy)                 |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants to Purchase    | $7.00       | 4/10/02  |   X   |    |        | 286,297 | Immed.| 3/3/   | Common | 286,297   |
Common Stock (Right     |             |          |       |    |        |         |       | 2003   | Stock  |           |
to Buy)                 |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Warrants to Purchase    | $8.00       | 4/10/02  |   X   |    |        | 286,298 | Immed.| 3/3/   | Common | 286,298   |
Common Stock (Right     |             |          |       |    |        |         |       | 2003   | Stock  |           |
to Buy)                 |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------
9. Number of      |    10. Ownership Form  |       11. Nature of
   Derivative     |        of Derivative   |           Indirect
   Securities     |        Securities      |           Beneficial
   Beneficially   |        Beneficially    |           Ownership
   Owned at End   |        owned at end    |           (Instr. 4)
   of Month       |        of month        |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
   0              |        D               |
------------------|------------------------|------------------------------
   0              |        D               |
------------------|------------------------|------------------------------
   0              |        D               |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:

                                                                                          SAMSTOCK, L.L.C.
                                                                                          /s/ Donald J. Liebentritt         5-10-02
                                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person**     Date
                                                                                          By:  Donald J. Liebentritt, Vice President

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


    Note: File three copies of this form, one of which must be manually signed.
    If space is insufficient, see Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

JOINT FILER INFORMATION

Designated Filer:                   Samstock, L.L.C.
Issuer and Ticker Symbol:      iDine Rewards Network Inc. (IRN)
                               (f/k/a Transmedia Network Inc. (TMN))
Period Covered by Form:        Month Ended 4/30/02


Joint Filer:

Name:         EGI-Fund (00) Investors, L.L.C.
Address:      Two North Riverside Plaza, Suite 600
              Chicago, IL  60606


Signature:    /s/ Donald J. Liebentritt
              ----------------------------------------
              By: Donald J. Liebentritt, Vice President
                  EGI-Fund (00) Investors, L.L.C.

Date:                    5-10-02
              ----------------------------------------
                                                                                                    Page 2

                           (Print or Type Responses)